UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Habersham Bancorp

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HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
(706) 778-1000
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2010.
To the Shareholders of Habersham Bancorp:
     The annual meeting of shareholders of Habersham Bancorp (the “Company”) will be held on May 15, 2010, at 1:00 p.m., in the Central Office of its subsidiary, Habersham Bank (the “Bank”) at 282 Historic Highway 441 North, Cornelia, Georgia, for the following purposes:
(1)	To elect directors.
(2)	To approve an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 50,000,000 (the “Amendment Proposal”).
(3)	To approve an amendment to the Company’s Articles of Incorporation to implement, in the Board of Directors’ sole discretion, a reverse stock split of the Company’s common stock at a ratio of up to 1:50 (one share for each 50 outstanding shares), as determined by the Board (the “Reverse Stock Split Proposal”).
(4)	To approve granting the Company’s management the authority to adjourn, postpone or continue the Annual Meeting of Shareholders for up to 30 days in order to solicit additional votes or attendance (the “Adjournment Proposal”).

(5)	To ratify the appointment of Porter Keadle Moore LLP as independent auditors for the fiscal year ending December 31, 2010.

(6)	To transact any other business that may properly come before the meeting or any adjournment.
     April 1, 2010 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
     We are presenting some new proposals this year in addition to the annual election of directors. The Amendment Proposal seeks shareholder approval of an amendment to our

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2010
PROXY STATEMENT
OWNERSHIP OF STOCK
PROPOSAL 1: ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE MATTERS
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
CERTAIN TRANSACTIONS
DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
PROPOSAL 2: AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
PROPOSAL 3: AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AS AUTHORIZED BY THE BOARD
PROPOSAL 4 TO APPROVE GRANTING MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING
PROPOSAL 5 RATIFICATION OF INDEPENDENT AUDITORS
HABERSHAM BANCORP PROXYSOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2010

Articles of Incorporation that would authorize 40,000,000 additional shares of common stock. The number of authorized preferred shares is left unchanged. The authorization of additional shares would provide increased flexibility and capacity to raise capital through issuances of common stock, rights to purchase common stock or securities convertible into common stock. Our current plans in this regard are set forth in “Proposal Two—Reasons for the Amendment Proposal.” It would also provide additional capacity for the issuance of new shares should the Reverse Stock Split Proposal not be approved.
     The Reverse Stock Split Proposal would authorize our Board of Directors to implement a reverse stock split of our common stock at such ratio and at such time, within specified ranges, as would be in the best interests of the Company and its shareholders. For example, the Board could effect a reverse stock split in order to increase the market price of the outstanding common stock in order to qualify the shares for listing on an exchange. Exchange listing would enable the Company to avail itself of state securities law exemptions in offerings of its common stock, which would save the Company significant time and expense. A higher market price could also improve the marketability of our common stock generally and provide additional capacity for the issuance of additional shares in an offering should the Amendment Proposal not be approved.
     With respect to the Adjournment Proposal, the Board of Directors believes that if the number of shares of common stock present or represented and voted in favor of any proposal presented at the meeting is insufficient to approve one or more of these proposals, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal(s). The Adjournment Proposal would grant management the authority to adjourn, postpone or continue the meeting for up to 30 days for this purpose, even if a quorum is present.
     The Audit Committee has appointed Porter Keadle Moore LLP as independent auditors for the Company for the current fiscal year ending December 31, 2010. Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Porter Keadle Moore LLP to our shareholders for ratification to permit out shareholders to participate in this decision.
     The Board of Directors recommends that you vote FOR each of these proposals, as more fully discussed in the attached proxy statement, and asks that you mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.
* * *
     We have strong ties to our community and have worked with our neighbors to enable these areas to grow and prosper. Much of that growth and prosperity was built on the development of property for housing and business expansion. We made many sound loans to finance such activities and never participated in the sub-prime lending market.
     During 2008 and 2009, our state and our nation faced challenging economic conditions on a scale greater than have been experienced in decades. Like many other community banks, those conditions impacted our Bank.

     Recently, we have seen real estate values decline for residential housing and lots. The demand for homes and commercial properties has also declined significantly, and unemployment has increased. As a result, residential and commercial real estate builders and developers, as well as consumer and small business borrowers, have experienced and continue to experience difficulty repaying loans to us and to other banks. At the same time, many of these same borrowers watched their retirement savings decline significantly. Because the Bank’s loan portfolio is a reflection of our individual loan customers, the impact of the economy on them has had a corresponding impact on our Bank.
     On June 24, 2009, the Bank entered into an Order to Cease and Desist (the “Order”) with the Department of Banking and Finance (the “Department”). The Department countersigned the Order on June 30, 2009, and the Regional Director of the Federal Deposit Insurance Corporation (the “FDIC”) acknowledged the Order. The Order became effective 10 days after the Department countersigned.
     The Order was based on the findings of the Department during an on-site examination conducted as of September 22, 2008. Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the examination. The Bank and its Board of Directors have taken an active role in working with the Department to improve the condition of the Bank and have already addressed many of the items included in the Order.
     To address the findings of the examination, the Order contains certain operational and financial restrictions related primarily to the Bank’s asset quality, concentrations of credit, allowance for loan and lease losses, and capital. The Bank agreed to do, among other things, the following:
•	Continue the Board’s increased participation in the affairs of the Bank, including continuing to hold meetings at least monthly;

•	Assess management’s qualifications and ability to comply with the Order and applicable laws and regulations, and to restore and operate the Bank in a safe and sound manner;

•	Maintain (a) Tier 1 capital at or above 8% of total assets and (b) total risk-based capital at or above 10% of total risk-weighted assets;

•	Reduce the aggregate balance of assets classified as “Substandard” or “Doubtful” in accordance with a schedule provided in the Order;

•	Formulate a plan to reduce risk exposure for any lines of credit that are adversely classified by the FDIC or the Department and in the aggregate are $500,000 or more as of the date of the examination;

•	Restrict extensions of credit to any borrower whose extension of credit has been, in whole or in part, charged-off or adversely classified;

•	Charge-off all assets classified as “Loss” and 50% of assets classified as “Doubtful” in any official report of examination from the FDIC or the Department;

•	Maintain an adequate ALLL, review the adequacy of the ALLL, and ensure that the Bank’s policy for determining the adequacy is comprehensive;

•	Perform a risk segmentation analysis on credit concentrations;

•	Enhance the Bank’s internal loan review program;

•	Revise and implement a written profit plan and comprehensive budget;

•	Continue to review daily the Bank’s liquidity position;

•	Revise and implement the Bank’s written liquidity contingency funding plan;

•	Obtain a waiver from the FDIC prior to accepting, renewing, or rolling over any brokered deposits; and

•	File progress reports with the FDIC and the Department.
     The Company and the Bank believe that the proactive steps the management and Board have already undertaken, together with those they plan to take in the future, will help the Bank address the Order and the concerns that gave rise to the Order. Banking products and services and hours of business are the same, and the Bank’s deposits are insured by the FDIC to the maximum limits allowed by law.
     This Order does not prevent us from continuing to fully service our customers’ needs and to operate the Bank as we deem best. Instead, this Order is primarily in place due to the decline in capital and our increased level of problem assets. While things have not returned to the stress-free environment we all look forward to, significant progress is being made. Like any business in this area, we suffered through the downturn, and now we will have the opportunity to again prosper as the economy continues its recovery.

By Order of the Board of Directors,

David D. Stovall
President and Chief Executive Officer

April 16, 2010
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 15, 2010
This proxy statement and our 2009 annual report to shareholders are available at www.icommaterials.com.

HABERSHAM BANCORP
282 Historic Highway 441 North
P.O. Box 1980
Cornelia, Georgia 30531
PROXY STATEMENT

INTRODUCTION
Time and Place of the Meeting
     The Company’s Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the annual meeting of shareholders to be held on Saturday, May 15, 2010, at 1:00 p.m., in the Central Office of the Bank at 282 Historic Highway 441 North, Cornelia, Georgia, and at any adjournment of the meeting.
Procedures for Voting by Proxy
     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR (i) the election of the nominated directors, (ii) the Amendment Proposal, (iii) the Reverse Stock Split Proposal, (iv) the Adjournment Proposal, (v) the ratification of the independent accountants, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to our Corporate Secretary, Bonnie Bowling, at the Company’s Central Office either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.
Record Date and Mailing Date
     The close of business on April 1, 2010 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about April 16, 2010.
Number of Shares Outstanding
     As of the close of business on the record date, the Company had 10,000,000 shares of common stock, $1.00 par value, authorized, of which 2,818,593 shares were issued and outstanding. Each such share is entitled to one vote on matters to be presented at the meeting.
     The Company also had 10,000 shares of Series A Preferred Stock authorized, of which no shares were outstanding, and 4,000 shares of Series B Convertible Redeemable Preferred Stock (“Series B Preferred Stock”) authorized and outstanding as of the record date. The holders of the Series B Preferred Stock are not entitled to vote on any of the proposals at the meeting.

Requirements for Shareholder Approval
     A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. We will count abstentions and broker non-votes, which result from a broker’s inability to vote on non-discretionary matters, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee.
     In voting for the other proposals, a shareholder may vote in favor of or against the proposal or may abstain from voting. The vote required to approve each of these proposals is governed by Georgia law and the Company’s Articles of Incorporation and Bylaws. A “FOR vote, either in person or by proxy, by a majority of the outstanding shares of common stock as of the record date is required to approve the Amendment Proposal and the Reverse Stock Split Proposal, and the Adjournment Proposal and the ratification of the independent auditors require that more shares of common stock are voted in favor of the proposal than are voted against it. Abstentions and broker non-votes will not affect the outcome of the vote on the Adjournment Proposal or the ratification of the independent auditors, but will have the effect of negative votes on the Amendment Proposal and the Reverse Stock Split Proposal because the vote required for those proposals is based on outstanding shares as opposed to shares actually voted. No proxy that is marked specifically AGAINST the Amendment Proposal or the Reverse Stock Split Proposal will be voted in favor of the Adjournment Proposal unless that proxy is specifically marked “FOR” the Adjournment Proposal.
     Approval of any other matter properly presented for shareholder approval requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present. We know of no other matters that may be brought before the meeting. If, however, any matter (other than the proposals described in this Proxy Statement or matters incident thereto) of which we do not have reasonable prior notice properly comes before the meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.
Expenses and Solicitation of Proxies
     The Company will pay the expenses of soliciting proxies for the 2010 Annual Meeting of Shareholders. The Company has retained Investor Com, Inc. to assist in the solicitation of proxies for a fee of approximately $6,500. In addition, certain directors, officers and regular employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. They will receive no compensation in addition to their regular salaries for these activities. The Company will direct brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the common stock that these institutions hold of record, and, upon request, will reimburse them for their reasonable out-of-pocket expenses.

OWNERSHIP OF STOCK
Principal Shareholders
     On the record date, the Company had approximately 486 shareholders of record. The following table lists the persons who, to our best knowledge, beneficially owned 5% or more of the Company’s outstanding shares of common stock as of that date. According to rules adopted by the Securities and Exchange Commission, a “beneficial owner” of securities has or shares the power to vote the securities or to direct their investment. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership for a given individual or group includes any shares covered by the option(s) issued to that individual or group.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership		Percent of Class
John Robert Arrendale	167,260		5.9%
200 Hillcrest Heights
Cornelia, Georgia 30531

Thomas A. Arrendale, III	1,030,160	(1) (2)	36.5%
P. O. Box 558
Baldwin, Georgia 30511

Cyndae Arrendale Bussey	515,776	(1)	18.3%
P. O. Box 558
Baldwin, Georgia 30511
Footnotes

(1)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(2)	Includes 5,000 shares subject to exercisable options.

Stock Owned by Management
     The following table lists the number and percentage ownership of shares of common stock beneficially owned by each current director and director nominee, each executive officer named in the Summary Compensation Table contained elsewhere in this Proxy Statement (each a “Named Executive Officer”) and all directors and executive officers as a group, as of March 1, 2010. Unless otherwise indicated, each person is the record owner of, and has sole voting and investment power with respect to, his or her shares. The number of issued and outstanding shares used to calculate the percentage of total ownership includes any shares covered by the option(s) issued to the individual or to members of the group, as applicable, identified in the table.

	Number of Shares		Percentage
Name	Beneficially Owned		of Total
Directors and Director Nominees:

Thomas A. Arrendale, III	1,030,160	(1)(2)	36.5%
Ben F. Cheek, III	5,000	(3)	*
James A. Stapleton, Jr.	12,072	(1)(4)	*
David D. Stovall(5)	122,805	(6)	4.4%
Calvin R. Wilbanks	24,442	(1)(7)	*
Bonnie C. Bowling(5)	16,100	(8)	*

Named Executive Officer Who is Not a Director

Edward D. Ariail(9)	44,616	(10)	1.6%

All Current Directors, Director Nominees and Executive Officers as a Group (7 persons):	1,264,860	(11)	44.9%
Footnotes

(*)	Indicates less than 1%.

(1)	Includes 5,000 shares subject to exercisable options.

(2)	Includes 400,000 shares owned by the Arrendale Undiversified Family Limited Partnership and 85,000 shares owned by the Thomas A. Arrendale, Jr. Family Limited Partnership. As general partners of each limited partnership, Thomas A. Arrendale, III and Cyndae Arrendale Bussey share voting and dispositive authority with respect to the shares owned by each partnership.

(3)	Includes 5,000 shares subject to exercisable options.

(4)	Mr. Stapleton owns 450 of the indicated shares jointly with his children.

(5)	Mr. Stovall and Ms. Bowling are also executive officers of the Company.

(6)	Includes 8,334 shares owned of record by Mr. Stovall jointly with his daughter and 18,000 shares subject to exercisable options. Excludes 11,982 shares (as of the latest available valuation) held in Mr. Stovall’s account in the Company’s 401(k) Savings Investment Plan Trust (the “Savings Plan”), as to which Mr. Stovall has no voting or investment power.

(7)	Includes 12,042 shares held jointly with his wife and 4,325 shares held of record by his wife.

(8)	Includes 10,000 shares subject to exercisable options. Excludes 3,710 shares (as of the latest available valuation) held in Ms. Bowling’s account in the Savings Plan, as to which Ms. Bowling has no voting or investment power.

(9)	On October 5, 2009, Mr. Ariail submitted his resignation, effective on December 31, 2009, from his positions as director of the Company and the Bank, Executive Vice President and Corporate Secretary of the Company, and President of the Bank.

(10)	Includes 33,505 shares owned of record by Mr. Ariail jointly with his wife, 350 shares owned of record by Mr. Ariail jointly with his wife and daughters, and 10,000 shares subject to exercisable options. Excludes 9,081 shares (as of the latest available valuation) held in Mr. Ariail’s account in the Savings Plan, as to which Mr. Ariail has no voting or investment power.

(11)	Also includes shares and exercisable options held by Annette Banks, an executive officer who is not a Named Executive Officer. Of the indicated shares, 59,000 shares are subject to exercisable options. Excludes 25,162 shares (as of the latest available valuation) held in accounts for the benefit of the Company’s executive officers under the Savings Plan, as to which participants have no voting or investment power.

PROPOSAL 1: ELECTION OF DIRECTORS
     Although the Company’s common stock is not listed on a national securities exchange, the Board of Directors has determined that based on Nasdaq Stock Market standards, the following directors are independent: Thomas A. Arrendale, III, Ben F. Cheek, III, James A. Stapleton, Jr., and Calvin R. Wilbanks. These independent directors, acting as a group, have nominated the persons listed below to serve as directors of the Company. Each director, if elected, will serve until the 2011 annual meeting of shareholders or until his or her successor is duly elected and qualified. If any nominee becomes unavailable to serve as a director, which we do not now anticipate, then the persons named as proxies will have complete discretion to vote for another duly nominated candidate.
     The following table shows, for each director and nominee, his or her name and age at December 31, 2009, the year he or she was first elected as a director, his or her position with the Company other than as a director and his or her principal occupation and other business experience for the past five years.

		Year First	Position with Company
Name	Age	Elected	Business Experience
Thomas A. (“Gus”) Arrendale, III	52	1990	Chairman of the Board of Directors of the Company; Chairman of the Board and Chief Executive Officer of Fieldale Farms, Inc. (poultry processing and distribution)

Bonnie C. Bowling	51	2009	Executive Vice President of Habersham Bancorp and Executive Vice President and Chief Operating Officer of Habersham Bank

Ben F. Cheek, III	73	2005	Chairman and Chief Executive Officer of 1st Franklin Financial Corporation since 1988; Chairman of Liberty Bank & Trust from 1986 to July 2005

James A. Stapleton, Jr.	61	1990	President and General Manager, Habersham Metal Products

David D. Stovall	53	1989	President and Chief Executive Officer of the Company; Vice Chairman and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.

		Year First	Position with Company
Name	Age	Elected	Business Experience
Calvin R. Wilbanks	63	1990	Vice Chairman of the Board of the Company, Co-Owner, C.P. Wilbanks Lumber Company
     The Board believes that each nominee possesses skills, experience and other qualifications that render him or her a valuable director. Mr. Arrendale’s length and continuity of service as a director, his experience and leadership of a prominent local business, and his significant investment in the Company particularly qualify him for service as a director. Ms. Bowling is an experienced banking professional who has been with the Bank for 13 years; Mr. Cheek possesses significant financial expertise, serves as our “audit committee financial expert” and has banking experience; and Mr. Stapleton has a long history of service as a director and has industry expertise that complements the experience of the other directors through his leadership of Habersham Metal Products. Mr. Stovall has served as our Chief Executive Officer for more than 20 years and overseen the Bank’s operations and growth through various economic cycles, and Mr. Wilbanks owns and operates a longtime area business that has been a source of business for the Bank.
The Board of Directors recommends that you vote FOR each of the nominees listed above.
Meetings and Committees of the Board
     Board of Directors. The Boards of Directors of the Company and the Bank hold their regular meetings on the third Saturday of each month and otherwise as necessary. During 2009, the Company’s Board of Directors met 13 times and the Bank’s Board of Directors met 12 times. Each director of the Company attended at least 75% of the meetings of the Company’s Board of Directors and of any committees of which he was a member, and each director of the Bank attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of which he was a member. The Company does not have a policy regarding director attendance at annual shareholders’ meetings. All of the directors then in office attended the 2009 annual meeting of shareholders with the exception of Messrs. Cheek and Stapleton.
     On October 5, 2009, Edward D. Ariail submitted his resignation, effective on December 31, 2009, from his positions as director of the Company and the Bank, Executive Vice President and Corporate Secretary of the Company, and President of the Bank. Additionally, on December 19, 2009, Michael C. Martin and Michael L. Owen submitted resignations, effective as of that date, from their positions as directors of the Company and the Bank.
     Audit Committee. The Audit Committee’s functions are described in its charter and include (a) engaging, overseeing, retaining and compensating the independent accountants and determining the scope of their services; (b) reviewing the independence of the independent accountants; (c) pre-approving all audit and allowable non-audit services to be provided by the independent accountants; (d) determining that the Company has adequate administrative, operating and internal accounting controls and that it is operating in accordance with prescribed procedures; and (e) serving as an independent party in the review of the Company’s financial information prior to its distribution to the Company’s shareholders and the public. The members of the Audit Committee are Ben F. Cheek, III, James A. Stapleton, Jr. and Calvin R. Wilbanks. The Audit Committee met six times during 2009. Michael C. Martin also served as a member of the Audit Committee until his resignation as a director of the Company, effective December 19, 2009.
     The Board of Directors has determined that each Audit Committee member is independent in accordance with Nasdaq Stock Market and Securities and Exchange Commission (“SEC”) regulations. None of the members of the Audit Committee has participated in the preparation of the consolidated financial statements of the Company or any current subsidiary of the Company at any time during the past three years. We believe that Mr. Cheek meets the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that each of the other members of the Audit Committee has the financial knowledge, business experience and independent judgment necessary for service on the Audit Committee.
     Compensation Committee. The Compensation Committee sets and administers the policies that govern our executive compensation programs and various cash incentive and equity programs and reports its decisions to the full Board. The Committee has oversight responsibility of employee compensation and benefits plans, policies and programs, including ensuring that such plans, policies and programs are effective in aligning the interest of the employees with those of our shareholders. Its primary responsibilities include: (1) determining the compensation payable to our executive officers; (2) evaluating the performance of our Chief Executive Officer and the relationship between his performance and our compensation policies for him and other executive officers; and (3) issuing reports in accordance with SEC rules regarding compensation policies; and (4) approving and administering our stock-based, profit-sharing and incentive compensation plans. Included in these responsibilities is the consideration of whether the Company’s compensation policies and practices for all employees present material risks to the Company. Because employees are paid fixed salaries without incentive compensation, the Committee does not believe that the Company’s compensation policies and practices present risks that would be likely to materially adversely affect the Company.
     The members of the Compensation Committee are Messrs. Arrendale, Cheek, Stapleton and Wilbanks. Each of these directors is independent under applicable Nasdaq Stock Market standards. Mr. Martin also served as a member of the Compensation Committee until his resignation as a director of the Company, effective December 19, 2009. The Compensation Committee met twice during 2009.
     Nominating Committee. Neither the Company nor any of its subsidiaries has a standing nominating committee. Instead, the independent directors act as a group to consider and nominate director candidates. The Board believes that its independent directors are sufficiently removed from management influence to fulfill the nominating function without a formal committee structure. See “Director Nominations and Shareholder Communications” for information regarding the process for director nominations.
     Risk Oversight and Additional Committees. The Board oversees risks to the Company through its leadership and service on the committees described above. The Audit Committee addresses risks presented by the Company’s internal controls and financial record-keeping, and the Compensation Committee addresses risks presented by its compensation policies and practices. Additionally, the Board regularly reviews reports by the Asset and Liability

Committee, which addresses interest rate risk, and reviews credit risk through the Loan Committee, of which Mr. Wilbanks is a member. The Capital Restoration Committee, which consists of Messrs. Stovall, Cheek and Wilbanks and Ms. Bowling, focuses on strategies for increasing the Bank’s capital levels and ratios, which in turn enables the Bank to absorb losses and thereby reduce risks presented by the current economic environment.
Compensation of Directors
          Director Fees. The same individuals who served as directors of the Company in 2009 also served as directors of Habersham Bank. In their regular board meetings on September 19, 2009, the Boards of Directors of the Company and the Bank voted unanimously to suspend director fee payments effective immediately. No date or time frame was established for re-commencement of payments. Our director fee structure for 2009, as in effect prior to suspension, is described below.
          Except for Messrs. Owen and Martin, who each received $500 per month for loan committee service until their resignations, directors were not compensated separately for committee service. Mr. Stovall received $2,000 per Company board meeting and $1,000 per Bank board meeting. Mr. Ariail received $1,000 per Company board meeting and $500 per Bank board meeting, while the other directors, except for the Chairman, received $2,000 per Company board meeting and $1,000 per Bank board meeting. The Chairman received $4,000 per Company board meeting and $2,000 per Bank board meeting.
          The following table shows the total compensation earned by each of our directors who served in 2009 for their service that year.

	Fees			Non-Equity	Non-Qualified
	earned			Incentive	Deferred
	or paid	Stock	Option	Plan	Compensation	All Other
	in cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)	($)	($)	($)	($)(2)	($)

Mr. Arrendale	54,000	0	0	0	0	0	54,000
Mr. Cheek	27,000	0	0	0	0	0	27,000
Mr. Martin	31,500	0	0	0	0	0	31,500
Mr. Owen	31,500	0	0	0	0	0	31,500
Mr. Stapleton	27,000	0	0	0	0	0	27,000
Mr. Wilbanks	27,000	0	0	0	0	0	27,000

(1)	Mr. Ariail and Mr. Stovall are also Named Executive Officers, and as a result, their compensation as directors is included in the Summary Compensation Table below. Messrs. Martin and Owen resigned as directors effective December 19, 2009.
          Stock Options. Directors of the Company and the Bank who are not employees of the Company or any of its subsidiaries are eligible for annual option grants under the Habersham Bancorp Outside Directors Stock Option Plan. The Company did not grant any stock options to its directors in 2009.

EXECUTIVE OFFICERS
          The Company’s executive officers are appointed by and hold office at the discretion of the Board of Directors. The following table lists for each executive officer (a) the person’s name, (b) his or her age at December 31, 2009, (c) the year he or she was first elected as an executive officer of the Company, (d) his or her position with the Company and its subsidiaries, and (e) other business experience for the past five years, if he or she has been employed by the Company or any subsidiary for less than five years.

		Year First	Position with Company;
Name	Age	Elected	Business Experience
Annette Banks	63	1997	Vice President and Chief Financial Officer of the Company since April 1997; prior thereto, Chief Financial Officer of the Company and Vice President, Controller of Habersham Bank

Bonnie C. Bowling	51	1997	Executive Vice President and Chief Operations Officer of the Company since January 2004; Vice President, Operations, Audit, Compliance of the Company since April 1997; and from December 1994 to 1997, Process Owner of Audit/Compliance of the Company.

David D. Stovall	53	1984	President and Chief Executive Officer of the Company; Vice Chairman, President and Chief Executive Officer of Habersham Bank; Chairman of the Board of Directors of Advantage Insurers, Inc.
EXECUTIVE COMPENSATION
          For 2009, the Company designated four individuals as executive officers under the Securities Exchange Act of 1934, as amended, and associated regulations. The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the two other most highly compensated executive officers of the Company who earned over $100,000 in total compensation for 2009 (collectively, the “Named Executive Officers”).

Summary Compensation Table

				Nonequity
				Incentive
				Plan	Nonqualified
				Compen-	Deferred	All Other
Name and Principal		Salary	Bonus	sation	Compensation	Compensation
Position	Year	($)	($)	($)	Earnings ($)(1)	($)(2)	Total ($)

David D. Stovall	2009	$264,939	$0	$0	$0	$29,148	$294,087
President and Chief	2008	278,500	0	0	8,199	46,477	333,176
Executive Officer of the Company and Vice Chairman and Chief Executive Officer of Habersham Bank

Edward D. Ariail	2009	$178,754	$0	$0	$0	$14,998	$193,752
Former Executive Vice	2008	185,429	0	0	3,949	25,528	214,906
President and Corporate Secretary of the Company and President of Habersham Bank (3)

Bonnie C. Bowling	2009	$179,842	$0	$0	$0	$15,008	$194,850
Executive Vice	2008	186,662	0	0	10,638	5,603	197,300
President and Chief Operations Officer of the Company

(1)	Represents earnings under the Executive Supplemental Retirement Plan (“Executive SERP”) agreements that were terminated in 2009.

(2)	The amounts shown include director fees and the economic value, as reported on a Form 1099-R, of split dollar life insurance agreements for their benefit as shown below.

	Split Dollar		Directors’ Fees
	2009	2008	2009	2008
Mr. Stovall	$0	$3,577	$27,100	$36,000
Mr. Ariail	$0	$1,965	$13,500	$18,000
Ms. Bowling	$0	$0	$13,500	$0
Also includes the following Company matching contributions to the Savings Plan accounts of the indicated persons:

	2009	2008
Mr. Stovall	$2,148	$6,900
Mr. Ariail	$1,498	$5,563
Ms. Bowling	$1,508	$5,603

(3)	Mr. Ariail resigned from his positions as director of the Company and Habersham Bank, Executive Vice President and Corporate Secretary of the Company, and President of the Bank, effective December 31, 2009.
Outstanding Equity Awards at Fiscal Year End Table
          The following table shows the outstanding equity awards held by the Named Executive Officers at December 31, 2009. No stock or equity plan awards were outstanding as of that date.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

David D. Stovall	18,000	0	$22.95	12-31-15
	15,000	0	$20.60	12-31-09

Edward D. Ariail	10,000	0	$22.95	12-31-15
	8,000	0	$20.60	12-31-09

Bonnie C. Bowling	10,000	0	$22.95	12-31-15
	8,000	0	$20.60	12-31-09
AUDIT COMMITTEE MATTERS
Audit Committee Report
          The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by Nasdaq Stock Market standards. The Audit Committee operates under a written charter approved by the Board of Directors.
          Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
          In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2009 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.
          Based upon the Audit Committee’s discussions of the Company’s 2009 audited consolidated financial statements with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include such audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the Securities and Exchange Commission.

April 1, 2010	THE AUDIT COMMITTEE
Ben F. Cheek, III
James A. Stapleton, Jr.
Calvin R. Wilbanks
Independent Certified Public Accountants
          Porter Keadle Moore LLP, Atlanta, Georgia, acted as the Company’s principal independent certified public accountants for the year ended December 31, 2009. Representatives of Porter Keadle Moore LLP will be present at the 2010 Annual Meeting and will have the opportunity to make a statement if they desire to do so and respond to appropriate questions.
Audit Fees
          The following table sets forth the fees billed to the Company by Porter Keadle Moore, LLP for 2009 and 2008.

	2009	2008
Audit fees (1)	$231,000	$176,000
Audit-related fees (2)	21,400	21,000
Tax fees (3)	18,500	18,300
All other fees (4)	0	0

Total fees	$270,900	$215,300

(1)	Audit fees include fees and associated out of pocket expenses for professional services for the audit of the Company’s annual consolidated financial statements, review of the annual report on Form 10-K, review of regulatory filings on Forms 8-K, and limited reviews of quarterly condensed consolidated financial statements included in periodic reports on Form 10-Q filed with the SEC.

(2)	Audit related fees include fees for professional services associated with the audit of the Company’s employee benefit plan.

(3)	Tax fees include fees for tax services consisting primarily of tax compliance services.

(4)	All other fees include fees for all other services, exclusive of the fees disclosed above, rendered to the Company.
          The services provided by the independent accountants were pre-approved by the Audit Committee to the extent required under applicable law and in accordance with the provisions of the Committee’s charter. The Audit Committee pre-approves all audit and allowable non-audit services, but does not have a specific pre-approval policy. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of the Company’s auditors.
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
          Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of the copies of these reports furnished to the Company, during the fiscal year ended December 31, 2009, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

CERTAIN TRANSACTIONS
          Some of our directors, officers, principal shareholders and their associates were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2009. Some of our directors are directors, officers, trustees or principal securities holders of corporations or other organizations that also were customers of, or had transactions with, the Company or its subsidiaries in the ordinary course of business during 2009.
          All outstanding loans and other transactions with our directors, officers and principal shareholders were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectability or present other unfavorable features. In addition to banking and financial transactions, the Company and its subsidiaries may have had additional transactions with, or used products or services of, various organizations with which directors of the Company and its subsidiaries were associated. The amounts involved in these non-credit transactions have not been material in relation to the business of the Company, its subsidiaries or such other organizations. We expect that the Company and its subsidiaries will continue to have similar transactions in the ordinary course of business with such individuals and their associates in the future.
          On June 25, 2009, the Company entered into an exchange agreement pursuant to which Fieldale Farms Corporation (“Fieldale”) (i) exchanged the 3,000 shares of Series A Preferred Stock that it purchased on December 31, 2008 for 3,000 shares of the Company’s newly issued Series B Preferred Stock, and (ii) cancelled all of the parties remaining rights and obligations under Fieldale’s December 31, 2008 subscription agreement relating to the Series A Preferred Stock. In addition, the Company received $1.0 million in additional capital from its June 25, 2009 sale of 500 shares of Series B Preferred Stock to each of Thomas A. Arrendale, III and A&H Real Estate Company, LLC, a limited company in which Mr. Arrendale and an officer and director of Fieldale hold equity interests. Thomas A. Arrendale, III is the Company’s Chairman of the Board and a beneficial owner of more than 10% of the Company’s outstanding common stock. He is also Fieldale’s Chairman of the Board and Chief Executive Officer and trustee and a beneficiary of a trust that owns more than 10% of Fieldale’s outstanding common stock. Mr. Arrendale did not participate in the board’s consideration or approval of the transaction. Additionally, his sister, Cyndae Arrendale, who beneficially owns more than 10% of the Company’s outstanding common stock, is a director of Fieldale and trustee and a beneficiary of a separate trust that owns more than 10% of Fieldale’s outstanding common stock. She is not a director or executive officer of the Company.
          The Company and the Bank also terminated the Director SERPs, Executive SERPs and Split Dollar Life Insurance Agreements with its directors and executive officers. See “Proposal 1. Election of Directors — Director Supplemental Retirement Plan Agreements,” “— Split Dollar Life Insurance” and “— Supplemental Executive Retirement Plan Agreements.”

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS
General
          The Company’s Board of Directors does not have a nominating committee. Instead, the independent directors of the Company act as a group to consider and nominate director candidates. They will consider shareholder recommendations of director candidates who appear to be qualified to serve on the Company’s Board of Directors. To submit a recommendation of a director candidate, a shareholder should submit the following information in writing, addressed to the Board of Directors, in care of the Corporate Secretary, at the main office of the Company at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531:
1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including appropriate biographical information.

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the shareholder making the recommendation, his or her name, address, number of shares of Company common stock beneficially owned, the dates on which the shareholder acquired his or her shares, documentary support for any claim of beneficial ownership and his or her relationship or affiliation with the nominee; and

5.	A statement as to the qualification of the nominee. Although neither the Board of Directors nor its independent directors has prescribed any minimum qualifications or standards for a director nominee, relevant factors include business experience; knowledge of the Company and the financial services industry; experience in serving as director of the Company or of another financial institution or public company generally; wisdom, integrity and ability to make independent analytical inquiries; familiarity with and participation in the communities served by the Company; diversity of gender, race and skills; and commitment to and availability for service as a director of the Company.

PROPOSAL 2:
AMENDMENT TO THE ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK
          The Board of Directors has approved a resolution recommending that Article 5A of its Amended and Restated Articles of Incorporation, as amended, be amended to increase the number of shares of our authorized common stock to 50,000,000 shares from 10,000,000 shares, subject to the approval of the Company’s shareholders. Like the currently authorized common stock, the additional authorized shares would not be subject to preemptive rights. We refer to this proposal as the “Amendment Proposal.” No change is being proposed to the authorized number of shares of the Company’s preferred stock, which will remain at 10,000,000 shares.
The Amendment Proposal
          The Amendment Proposal would amend Article 5A of the Company’s Amended and Restated Articles of Incorporation, as amended, to increase the total number of authorized shares of common stock. The proposed amendment would delete the current text of Article 5A and replace it with the following language:
“ARTICLE 5A
          The Corporation shall have the authority to issue Fifty Million (50,000,000) shares of common stock, $1.00 par value per share.”
Reasons for the Amendment Proposal
          The reason for the increase in the authorized shares of common stock is to provide additional capacity and flexibility in the Company’s ability to raise additional capital. As is discussed in the Notice of Annual Meeting accompanying this Proxy Statement, the Bank is required under the terms of its Order to increase its capital ratios to levels that would exceed current standards for “well capitalized” status. The Bank is required to attain an 8.00% Tier 1 capital ratio and a 10.00% total capital ratio. As of December 31, 2009, its Tier 1 capital ratio was 4.41% and its total capital ratio was 5.69%. Management and the Board have implemented a capital plan to address these and other requirements under the Order.
          A principal element of the capital plan involves the Company’s issuance of additional common stock or other equity securities, with the proceeds of the offering being contributed as capital to the Bank. Toward that end, we are currently contemplating the offer and sale, exclusively to residents of the State of Georgia, of up to $25 million of common stock and warrants in an “intrastate” offering pursuant to Section 3(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”). In view of current market prices and conditions, an offering of this size would likely require that we issue a number of shares of common stock that would cause our outstanding shares to significantly exceed the 10,000,000 shares that are currently authorized. We believe the authorization of the number of shares set forth in the Amendment Proposal will address the Company’s common stock requirements for the foreseeable future.

          This proxy statement is not an offer to sell or the solicitation of an offer to buy the Company’s securities. Offers and sales of securities will only be made to residents of the State of Georgia in compliance with Section 3(a)(11) of the Securities Act pursuant to a prospectus meeting the requirements of the Georgia Uniform Securities Act of 2008 (the “Georgia Act”), on the terms and subject to the conditions set forth in such prospectus. A vote in favor of the Amendment Proposal will not represent a response to an offer or otherwise relate in any way to participation in an offering. However, failure to vote in favor of the Amendment Proposal may prevent the Company from pursuing an offering and prevent the Company from raising capital on terms that are favorable, or at all.
Description of Common Stock
          Our capital stock represents non-withdrawable capital and is not insured by the FDIC. Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock. The holders of common stock possess exclusive voting rights in the Company (except on matters to which the holders of our Series B Preferred Stock are entitled to vote as a matter of law) and are entitled to only one vote for each share held of record on all matters submitted to a vote of holders of common stock. The holders of common stock are not permitted to cumulate votes in the election of directors, and they do not possess any dividend or liquidation rights. Holders of common stock do not have preemptive rights with respect to any shares that may be issued. The common stock is not subject to call or redemption, and the outstanding shares are fully paid and nonassessable. The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors and paid by the Company out of funds legally available therefor.
          Holders of the Company’s Series B Preferred Stock have certain rights that are senior to those of the common shareholders. For example, dividends on or redemptions of outstanding common stock are, subject to certain exceptions, prohibited during any period in which dividends on the Series B Preferred Stock are in arrears. The Series B Preferred Stock is entitled to a non-cumulative dividend of 6% per annum and a liquidation preference of $1,000 per share.
Effect of the Amendment Proposal
          Approval of the Amendment Proposal would not affect the terms of the currently outstanding common stock. If additional authorized shares of common stock or securities that are convertible into, or exchangeable or exercisable for shares of common stock are issued, our existing shareholders could, depending upon the price realized and the extent (if any) of their participation in the issuance, experience significant dilution of book value per share, earnings per share and percentage ownership. When and if additional shares of our common stock are issued, these new shares would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock, including voting rights and the right to participate in dividends as, when and if declared by the Board of Directors.
          The Amendment Proposal, if adopted, will ensure that the Company has an adequate number of authorized and unissued shares of common stock available to provide capacity and flexibility in raising additional capital. The following table sets forth the number of shares of common stock authorized, outstanding, reserved for issuance and available for future issuance as of the most recent practicable date.

		Upon
	As of	Effectiveness
	April 1, 2010	of Amendment
Shares of Common Stock Authorized	10,000,000	50,000,000
Shares of Common Stock Outstanding	2,818,593	2,818,593
Shares of Common Stock Reserved for Issuance*	1,091,500	1,091,500
Shares of Common Stock Available for Future Issuance	6,089,907	46,089,907

*	The number of shares of common stock reserved for issuance reflects 91,500 shares of common stock subject to outstanding options and 1,000,000 shares reserved for issuance upon conversion of the Series B Preferred Stock as of December 31, 2009.
          The issuance of additional shares of common stock could be deemed, under certain circumstances, to have an anti-takeover effect where, for example, the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan instituted by the Company’s existing management. On this basis, the proposed increase in authorized shares could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. The Company’s Articles of Incorporation provide that absent approval by two-thirds of the Board of Directors, approval by the holders of two-thirds of the outstanding shares entitled to vote is generally required in order to approve a merger or consolidation of the Company with or into, or the sale or disposition of substantially all of the Company’s assets to, a person or entity that beneficially owns five percent (5%) or more of the outstanding voting stock.
Vote Required for Approval
          This proposal requires approval by the affirmative vote of at least a majority of outstanding shares of common stock entitled to vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE AMENDMENT PROPOSAL.

PROPOSAL 3:
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT AS AUTHORIZED BY THE BOARD
Introduction
          The Board of Directors is recommending that the shareholders authorize our Board of Directors, in its discretion, to effect a reverse stock split of our outstanding shares of common stock at a ratio of up to 1:50 (one share for each 50 outstanding shares). If this proposal is approved, the Board will have the authority to decide, within 12 months after the Annual Meeting, whether to implement a reverse stock split and at which ratio (the “Selected Ratio”), if it is to be implemented. If the Board decides to implement a reverse stock split, it will become effective upon the filing of, or on the effective date specified in, an amendment to our Articles of Incorporation with the Secretary of State of the State of Georgia (the “Effective Date”). If a reverse stock split is implemented, the number of issued and outstanding shares of common stock would be reduced in accordance with the Selected Ratio and the market price per share of the issued and outstanding shares would likely be increased by the same factor.
          Approval of the Reverse Stock Split Proposal would not affect the number of shares authorized in our Articles of Incorporation. The total number of authorized shares is currently 10,000,000 shares of common stock and 10,000,000 shares of preferred stock. If the Amendment Proposal is approved, the number of authorized shares of common stock will increase to 50,000,000 shares. The form of the amendment to our Articles of Incorporation to effect the reverse stock split is attached as Appendix A to this Proxy Statement. Approval of the Reverse Stock Split Proposal will constitute approval of such amendment in the form filed with the Secretary of State of the State of Georgia within the parameters specified herein.
Purpose and Background of the Reverse Stock Split
          The Board’s primary objective in proposing the reverse stock split is to provide it an opportunity to raise the per share trading price of our common stock if it determines that such action is in the best interests of the Company and its shareholders. Our common stock currently trades below the minimum bid prices that would enable us to list it on the American Stock Exchange or the Nasdaq Capital Market ($3.00 and $4.00, respectively). We believe that listing on an exchange would encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus improve liquidity. An exchange listing would also enable us to conduct an offering of our common stock (or securities based on our common stock) based on an exemption from registration under state securities, or “blue sky,” laws, which would allow us to save significant time, fees and expenses relating to that process.
          Additionally, because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Many brokerage houses do not permit or favor lower-priced stocks to be used as collateral for margin accounts for retail investors. The brokerage commissions on the purchase or sale of lower priced stocks may also represent a higher percentage of the price than the brokerage commission on higher-priced stocks. We believe that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in our common stock.
          The purpose of seeking shareholder approval of a maximum exchange ratio, rather than a fixed exchange ratio, is to provide the Board with the flexibility to achieve the desired results of the reverse stock split based on the circumstances. If the shareholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select a ratio within the approved range. No further action on the part of shareholders would be required to either implement or abandon the reverse stock split if this proposal is approved. If the shareholders approve the proposal and the Board determines to effect the reverse stock split, we would communicate to the public, prior to the Effective Date, additional details regarding the reverse stock split, including the Selected Ratio. If the Board does not implement the reverse stock split within twelve (12) months after the Annual Meeting, the authority granted in this proposal to implement the reverse stock split will terminate automatically. The Board reserves the right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that it is not in the best interests of the Company at that time.
          The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests or proportionate voting power, except to the de minimus extent resulting from the treatment of fractional shares. In lieu of issuing fractional shares, the shares owned by each shareholder who would have otherwise be entitled to a fractional share will be rounded up to the nearest whole share.
          The Board believes that the reverse stock split will increase the nominal price level of our common stock. The Board cannot predict, however, the precise effect of the reverse stock split upon the market price for our common stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of our common stock after the reverse stock split may not rise in proportion to the reduction in the number of shares of common stock outstanding resulting from the reverse stock split, which would reduce our market capitalization. The market price per post-reverse stock split share may not remain at a level higher than it was pre-reverse stock split and the price may also vary based on our performance and other factors.
          The principal effects of the reverse stock split will be that
     (i) the number of shares of common stock issued and outstanding will be reduced as follows, depending on the exact split ratio chosen by the Board. For example, if the Board were to select a ratio of 1:4, then the number of issued and outstanding shares of common stock would decrease by a factor of 4 and the market price per share would likely increase by a factor of 4. Based on the $1.25 per share closing price of the common stock and 2,818,593 shares outstanding as of the record date, a 1:4 reverse stock split would likely increase the price per share to $5.00 and would reduce the number of outstanding shares to 704,649 (without regard to the treatment of fractional shares).

     (ii) all outstanding options entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise of their options, the number of shares of common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split divided by the Selected Ratio, at an exercise price equal to the exercise price specified before the reverse stock split multiplied by the Selected Ratio, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse stock split,
     (iii) the number of shares reserved for issuance pursuant to the Company’s stock incentive plans will be reduced by dividing that number by the Selected Ratio.
          The reverse stock split will not affect the par value of the common stock. As a result, on the effective date of the reverse stock split, the stated capital on the Company’s balance sheet attributable to the common stock will be divided by the Selected Ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the common stock will be retroactively increased for each period because there will be fewer shares of common stock outstanding.
          This amendment to the Articles of Incorporation will not change the terms of the common stock. After the reverse stock split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized. Each shareholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse stock split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.
          The reverse stock split will not change the terms of the Company’s authorized or outstanding preferred stock, although the conversion ratio of the Series B Preferred Stock will be adjusted proportionately in accordance with its terms.
          The reverse stock split would result in some shareholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
          If the Reverse Stock Split Proposal is approved by our shareholders, and the Board determines it is in the best interests of the Company to effect the split, the reverse stock split would become effective at such time as the amendment to the Company’s Articles of Incorporation, the form of which is attached as Appendix A to this Proxy Statement, is filed with the Secretary of State of the State of Georgia or on the effective date specified therein. Upon the filing of the amendment, all of the Company’s existing common stock will be converted into new common stock as set forth in the amendment.

          As soon as practicable after the Effective Date, shareholders will be notified that the reverse stock split has been effected. The Company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s shareholders. No new certificates will be issued to a shareholder until the shareholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Shareholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse stock split. Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.
Fractional Shares
          We will not issue fractional certificates for post-reverse stock split shares in connection with the reverse stock split. Instead, the Company will round up the number of shares held by each shareholder who would otherwise have been entitled to a fraction of a share to the nearest whole share.
Criteria to be Used for Decision to Apply the Reverse Stock Split
          If the shareholders approve the reverse stock split, the Board will be authorized to proceed with the reverse stock split. In determining whether to proceed with the reverse stock split and choosing an appropriate ratio, the Board will consider the best interests of the Company, including a number of factors such as general prevailing market and economic conditions, prevailing and historical trading prices and trading volume of the Company’s common stock, exchange listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued common stock.
No Dissenters’ Rights
          Under the Georgia Business Corporation Code, shareholders will not be entitled to dissenters’ rights with respect to the proposed amendment to the Company’s Articles of Incorporation to effect the reverse stock split, and the Company does not intend to independently provide shareholders with any such right.
Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split
          The Company believes that the federal income tax consequences of the reverse stock split to shareholders will be as follows:
1.	No gain or loss will be recognized by a shareholder on the surrender of the existing shares or receipt of a certificate representing new shares.

2.	The aggregate tax basis of the new shares of common stock will equal the aggregate tax basis of the existing shares exchanged therefor.

3.	The holding period of the new shares will include the holding period of the existing shares if such existing shares were held as capital assets on the date of the exchange.

4.	The conversion of the existing shares into new shares will produce no gain or loss to the Company.
          The Company’s opinion is not binding upon the Internal Revenue Service or the Courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the position as expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse stock split.
Vote Required for Approval
          The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding as of the record date is required to approve the proposed amendment to the Company’s Articles of Incorporation set forth in Appendix A.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4
TO APPROVE GRANTING MANAGEMENT THE AUTHORITY TO
ADJOURN, POSTPONE OR CONTINUE THE ANNUAL MEETING
          The Board of Directors believes that if the number of shares of common stock present or represented at the meeting and voting in favor of one or more of the proposals presented is insufficient to approve such proposal(s), it is in the best interests of the shareholders to enable our proxy solicitor and Board of Directors to continue to seek to obtain a sufficient number of additional votes to approve the applicable proposal. As a result, if at the meeting the number of shares of common stock of the Company present or represented and voting in favor of a proposal is insufficient to approve them, the Company’s management may move to adjourn, postpone or continue the meeting for up to 30 days in order to enable our proxy solicitor and Board of Directors to continue to solicit additional proxies in favor of the proposal(s). In that event, you will be asked to vote only upon the Adjournment Proposal and not on the proposal(s) for which the meeting is adjourned.
          If the Company’s shareholders approve the Adjournment Proposal, management could adjourn, postpone or continue the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies in favor of other proposals, including the solicitation of proxies from shareholders that have previously voted against such proposal(s). Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against a proposal have been received, management could adjourn, postpone or continue the meeting for up to 30 days without a vote on that proposal or seek to convince the holders of those shares to change their votes to votes in favor of the approval of such proposal(s).
Vote Required for Approval
          The Adjournment Proposal requires that more holders of the common stock vote in favor of the proposal than vote against it. No proxy that is specifically marked AGAINST a proposal will be voted in favor of the Adjournment Proposal unless the proxy is specifically marked FOR the Adjournment Proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PROPOSAL 5
RATIFICATION OF INDEPENDENT AUDITORS
          The Audit Committee has appointed Porter Keadle Moore LLP (“Porter Keadle Moore”) as the independent auditors for the Company and the Bank for the current fiscal year ending December 31, 2010. Porter Keadle Moore has served as independent auditors for the Company and the Bank since 2004. Porter Keadle Moore has advised that neither the firm nor any of its principals has any direct or material interest in the Company or the Bank except as auditors and independent public accountants of those entities. Although shareholder ratification of our independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Porter Keadle Moore to our shareholders for ratification to permit shareholders to participate in this decision.
          A representative of Porter Keadle Moore is expected to be present at the meeting and will be given the opportunity to make a statement on behalf of the firm if he or she so desires. A representative of Porter Keadle Moore is also expected to respond to appropriate questions from shareholders.
Vote Required for Approval
          Ratification of the appointment of Porter Keadle Moore as the independent auditors of Habersham Bancorp for fiscal year ending December 31, 2010 requires that more holders of the Company’s common stock vote in favor of the proposal than against it.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” RATIFICATION OF PORTER KEADLE MOORE
AS INDEPENDENT AUDITORS

Shareholder Proposals
          In order for a shareholder proposal to be included in the Company’s proxy statement for its next annual meeting of shareholders, the proposal must be received at least 120 calendar days prior to the one-year anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. As a result, shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than December 20, 2010 to be included in the 2010 proxy materials. In addition, if the Company does not have notice of a shareholder proposal for the annual meeting of shareholders at least 45 days before the one-year anniversary of the date the Company’s proxy statement was released to shareholders for the previous year’s annual meeting, proxies solicited by the Company’s management will confer discretionary authority upon management to vote upon any such matter.
Other Shareholder Communications
          Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to the Corporate Secretary of the Company at the address of the Company’s principal office at 282 Historic Highway 441 North, P. O. Box 1980, Cornelia, Georgia 30531. The recipient will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

APPENDIX A
Articles of Amendment
of
Articles of Incorporation
of
HABERSHAM BANCORP
I.	The name of the corporation is Habersham Bancorp (hereinafter called the “Corporation”);

II.	Article 5 of the Articles of Incorporation of the Corporation is hereby amended by adding to the end of Article 5 the following:
          [NOTE: THE BOARD OF DIRECTORS OF THE COMPANY WILL BE AUTHORIZED TO IMPLEMENT A REVERSE STOCK SPLIT AT A RATIO OF UP TO 1:50. THE TEXT BELOW WILL BE MODIFIED TO REFLECT THE REVERSE STOCK SPLIT RATIO SELECTED BY THE BOARD.]
          “Each [NUMBER TO BE DETERMINED BASED ON RATIO NOT TO EXCEED 1:50 (THE “RATIO”) SELECTED BY THE BOARD] shares of the Common Stock issued and outstanding immediately prior to the time this amendment becomes effective (the “Effective Time”), shall be automatically changed and reclassified without further action, into one fully paid and nonassessable share of Common Stock; provided, however, that there shall be no fractional interest resulting from such change and reclassification. In the case of any holder of fewer than [NUMBER TO BE DETERMINED BASED ON RATIO] shares of Common Stock or any number of shares of Common Stock which, when divided by [NUMBER TO BE DETERMINED BASED ON RATIO], does not result in a whole number, the fractional share interest of Common Stock held by such holder as a result of such change and reclassification shall be rounded upward to the nearest whole share. Each holder of record of a certificate or certificates that immediately prior to the Effective Time represents outstanding shares of Common Stock (the “Old Certificates”) shall be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the number of whole shares of Common Stock into which the shares of the Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof.”
III.	The foregoing amendment was duly approved and adopted by the shareholders of the Corporation on , 2010 in accordance with §14-2-1003 of the Georgia Business Corporation Code.

IV.	This amendment shall be effective at p.m. on , 2010.

HABERSHAM BANCORP
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2010
     The undersigned shareholder of Habersham Bancorp (the “Company”) hereby appoints David D. Stovall and Bonnie C. Bowling as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Central Office of the Company, 282 Historic Highway 441 North, Cornelia, Georgia on Saturday, May 15, 2010 at 1:00 p.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE LISTED IN PROPOSAL 1.

PROPOSAL 1:	To elect the nominees listed below to serve as directors of the Company for the ensuing year:

Thomas A. Arrendale III, Bonnie C. Bowling, Ben F. Cheek, III, James A. Stapleton, Jr., David D. Stovall and Calvin R. Wilbanks

	FOR all nominees	WITHHOLD AUTHORITY
	listed above (except as	to vote for all nominees listed
	indicated to the contrary	above.
below).

INSTRUCTION:	To withhold authority for any individual nominee(s), mark “FOR” above, and write the name of the nominee(s) for whom you wish to withhold authority in the space below:

PROPOSAL 2:	To amend the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 10,000,000 shares to 50,000,000 shares.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

PROPOSAL 3:	To amend the Company’s Articles of Incorporation to implement, in the Board of Directors’ sole discretion, a reverse stock split of the Company’s issued and outstanding common stock at a ratio of up to 1:50, as determined by the Board.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

PROPOSAL 4:	To authorize management of the Company to adjourn the Annual Meeting of Shareholders to another time and date if such action is necessary to solicit additional proxies or attendance at the Annual Meeting of Shareholders.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

PROPOSAL 5:	To ratify the appointment of Porter Keadle Moore LLP as independent auditors for the Company for fiscal year ending December 31, 2010.

	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

     This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the nominees listed in Proposal 1 and FOR Proposals 2 through 5. Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

Dated:	, 2010
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

     If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.
     Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope. No postage is necessary.
PLEASE RETURN PROXY AS SOON AS POSSIBLE
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on May 15, 2010
     The proxy statement for the Meeting and our 2009 annual report to shareholders are available at www.icommaterials.com.